Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-190038
March 18, 2016

English • iPath· W BARClAYS Products Product Suites About iPath ETNs About Us Search Enter CUSIP/Ticker/Underlyer Quick links • Welcome to iPath® Exchange Traded Notes iPath® Exchange Traded Notes (ETNs) are innovative investment products from Barclays that seek to provide investors with a way to access the returns of a market or strategy, less investor fees and costs. An investment in iPath ETNs involves significant risks, including possible loss of principal, and may not be suitable for all investors.For additionalinformation regarding risks associated with the ETNs,please see "Selected Risk Considerations" below. i Path® US Treasu ry Fl attener ETN i Path® S&P 500 VI X Contact us For all enquiries,please instruct your broker/advisor/custodian to email us at etndesk@barclays.com or alternatively, your broker/custodian can call us at: TM Short-Term Futures Index TR ETN 1 - 21 2-528-7990 Barclays capital Inc. acts as the issuer's agent in connection with the distribution of the iPath ETNs. Barclays Capital Inc. is an affiliate of Barclays Bank PLC and is a registered US broker-dealer regulated by the SEC and the FNI RA. The iPath* US Treasury Flattener ETN is designed to provide investors with inverse exposure to the Barclays US Treasury 2Y/10Y Yield Curve Index-. The iPath* S&P 500 V X Short-Term Futures-Index TR ETN is designed to provide investors with exposure to the S&P 500 V Short-Term Futures... Total Return Index. X Vi ew Product Su mmary Vi ew Product Su mmary I nvesti ng i n i Path ETNs i Path® Announcements Product Suites Exchange Traded Notes (ETNs) have become increasingly popular investment instruments,providing single-trade access to hard-to-reach asset classes including commodities, volatility,and other investment strategies. iPath Exchange Traded Notes (ETNs) offer investors access to the returns of a particular market or strategy,less investor fees and costs. January 22,2016 Barclays issues further investor guidance on OIL ETNs. • View press release • Learn more about the iPath ETN suite of products • Learn more about investing in iPath ETNs Sel ected R isk Conside rati ons v An investment in the iPath ETNs described herein (the **ETNs*') involves risks,including possible loss of principal and may not be suitable for all investors. Selected risks are summarized here and select product specific risk factors are summarized under ··select Risk Considerations··on the relevant product pages,but we urge you to read the more detailed explanation of risks described under *'Risk Factors*' in the applicable product prospectus. You May lose Some or All of Your Principal: The ETNs are exposed to any change in the level of the underlying index,or the Volume Weighted Average Price ("VWAPN) level,in the case of the iPath* S&P MLP ETN,between the inception date and the applicable valuation date. Additionally,if the level of the underlying index or the VWAP level,is insufficient to offset the negative effect of the investor fee and other applicable costs, you will lose some or all of your investment at maturity or upon redemption,even if the value of such index or the VWAP level has increased or decreased,as the case may be. Because the ETNs are subject to an investor fee and other applicable costs, the return on the ETNs will always be lower than the total return on a direct investment in the index components. ordinary unsecured debt securities and have no principalprotection. The ETNs are riskier than Credit of Barclays Bank PLC: The ETNs are unsecured debt obligations of the issuer,Barclays Bank PLC,and are not,either directly or indirectly,an obligation of or guaranteed by any third party. Any payment to be made on the ETNs,including any payment at maturity or upon redemption,depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC will affect the market value,if any,of the ETNs prior to maturity or redemption. you may not receive any amounts owed to you under the terms of the ETNs. In addition,in the event Barclays Bank PLC were to default on its obligations, A Trading Market for the ETNs May Not Develop: Although the ETNs are listed on a U.S. national securities exchange,a trading market for the ETNs may not develop and the liquidity of the ETNs may be limited,as we are not required to maintain any listing of the ETNs. No Interest Payments from the ETNs: You may not receive any interest payments on the ETNs. Restrictions on the Minimum Number of ETNs and Date Restrictions for Redemptions: You must redeem at least 20,0000, 25,000 or 50,000 (depending on the series) ETNs of the same series at one time in order to exercise your right to redeem your ETNs on any redemption date. You may only redeem your ETNs on a redemption date if we receive a notice of redemption from you by certain dates and times as set forth in the product prospectus. Uncertain Tax Treatment: Significant aspects of the tax treatment of the ETNs are uncertain. You should consult your own tax advisor about your own tax situation. Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest,you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec. gov. Alternatively,Barclays Bank PLC will arrange for Barclays CapitalInc.to send you the prospectus if you request it by calling toll-free 1-877-764-7284,or you may request a copy from any other dealer participating in the offering. The ETNs may be sold throughout the day on the exchange through any brokerage account. Commissions may apply and there are tax consequences in the event of sale,redemption or maturity of ETNs. © 2016 Barclays Bank PLC. All rights reserved. iPath,iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks,servicemarks or registered trademarks are the property,and used with the permission,of their respective owners. NOT FDIC INSURED • NO BANK GUARANTEE • MAY LOSE VALUE About i Path ETNs About Us Products Product Suites .. Equity ETNs • Equity • Understanding ETNs • About Us • Commodities • Commodity ETNs •Investing in iPath ETNs • iPath Announcements • Currencies • Currency ETNs • Trading and Redemption • Contact Us • Fixed ncome • Fixed ncome ETNs • Premiums and Discounts • Alternatives • Alternative ETNs • Tax Considerations © Barclays Bank PLC 2015 Contact Us Selected Risk Considerations Privacy & Cookies Accessibility About Us

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Understanding iPath ETNs

iPath® Exchange Traded Notes (ETNs) are innovative investment products issued by Barclays Bank PLC that seek to provide investors with a way to access the returns of a market or strategy, less investor fees and costs.

An investment in iPath ETNs involves significant risks, including possible loss of principal, and may not be suitable for all investors. For additional information regarding risks associated with the ETNs, please see "Selected Risk Considerations" below.

Exchange Traded Notes (ETNs) have become increasingly popular investment instruments, providing single-trade access to hard-to-reach exposures including commodities, volatility and other investment strategies. An ETN is a debt security that can be bought and sold on an exchange. An ETN provides investors with a return linked to the performance of an underlying index, less fees and applicable costs.

Structure of iPath ETNs | Differences between ETNs and ETFs | iPath Roles | Regulation of iPath ETNs

iPath Roles

Barclays Bank PLC and its subsidiary undertakings (taken together, the "Group") is a major global financial services provider engaged in retail and commercial banking, credit cards, investment banking, wealth management and investment management services. The Group operates in many countries around the world. The whole of the issued ordinary share capital of Barclays Bank PLC is beneficially owned by Barclays PLC, which is the ultimate holding company of the Group.

Barclays Capital Inc. acts as the issuer's agent in connection with the distribution of the iPath ETNs. Barclays Capital Inc. is an affiliate of Barclays Bank PLC and is a registered US broker-dealer regulated by the SEC and the FINRA.

Selected Risk Considerations

An investment in the iPath ETNs described herein (the ETNs) involves risks, including possible loss of principal, and may not be suitable for all investors. Selected risks are summarized here and select product specific risk factors are summarized under Select Risk Considerations on the relevant product pages, but we urge you to read the more detailed explanation of risks described under Risk Factors in the applicable product prospectus.

You May Lose Some or All of Your Principal: The ETNs are exposed to any change in the level of the underlying index, or the Volume Weighted Average Price (VWAP) level, in the case of the iPath® S&P MLP ETN, between the inception date and the applicable valuation date. Additionally, if the level of the underlying index or the VWAP level, is insufficient to offset the negative effect of the investor fee and other applicable costs, you will lose some or all of your investment at maturity or upon redemption, even if the value of such index or the VWAP level has increased or decreased, as the case may be. Because the ETNs are subject to an investor fee and other applicable costs, the return on the ETNs will always be lower than the total return on a direct investment in the index components. **The ETNs are riskier than ordinary unsecured debt securities and have no principal protection.**

Credit of Barclays Bank PLC: The ETNs are unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of or guaranteed by any third party. Any payment to be made on the ETNs, including any payment at maturity or upon redemption, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC will affect the market value, if any, of the ETNs prior to maturity or redemption. In addition, in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the ETNs.

A Trading Market for the ETNs May Not Develop: Although the ETNs are listed on a U.S. national securities exchange, a trading market for the ETNs may not develop and the liquidity of the ETNs may be limited, as we are not required to maintain any listing of the ETNs.

No Interest Payments from the ETNs: You may not receive any interest payments on the ETNs.

Restrictions on the Minimum Number of ETNs and Date Restrictions for Redemptions: You must redeem at least 20,0000, 25,000 or 50,000 (depending on the series) ETNs of the same series at one time in order to exercise your right to redeem your ETNs on any redemption date. You may only redeem your ETNs on a redemption date if we receive a notice of redemption from you by certain dates and times as set forth in the product prospectus.

Uncertain Tax Treatment: Significant aspects of the tax treatment of the ETNs are uncertain. You should consult your own tax advisor about your own tax situation.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-764-7284, or you may request a copy from any other dealer participating in the offering.

The ETNs may be sold throughout the day on the exchange through any brokerage account. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of ETNs.

© 2016 Barclays Bank PLC. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners.

NOT FDIC INSURED • NO BANK GUARANTEE • MAY LOSE VALUE

In this section:

- Understanding iPath® ETNs
- Investing in iPath ETNs
- Trading and Redemption
- Premiums and Discounts
- U.S. Federal Income Tax Considerations

Related Resources

- Fundamentals of iPath ETNs
- Frequently Asked Questions
- Tax FAQs

Contact us

For all enquiries, please instruct your broker/advisor/custodian to email us at etndesk@barclays.com or alternatively, your broker/custodian can call us at:

1-212-528-7990

Barclays Capital Inc. acts as the issuer's agent in connection with the distribution of the iPath ETNs. Barclays Capital Inc. is an affiliate of Barclays Bank PLC and is a registered US broker-dealer regulated by the SEC and the FINRA.

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Product Suites
- Equity ETNs
- Commodity ETNs
- Currency ETNs
- Fixed Income ETNs
- Alternative ETNs

About iPath ETNs
- Understanding ETNs
- Investing in iPath ETNs
- Trading and Redemption
- Premiums and Discounts
- Tax Considerations

About Us
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- iPath Announcements
- Contact Us

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